UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2014

 CHECKPOINT SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Pennsylvania	001-11257	22-1895850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Wolf Drive, Thorofare, NJ	08086
(Address of principal executive offices)	(Zip Code)

856-848-1800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2014, Checkpoint Systems, Inc. (the “Company”) and George Babich, Jr., the Company’s President and Chief Executive Officer, entered into an amended and restated employment agreement (the “agreement”).  The term of the agreement will be from January 1, 2015 until January 2, 2017, unless extended or terminated early by either party.  Pursuant to the agreement, Mr. Babich will receive an annual base salary of $850,000. In addition, Mr. Babich will be eligible for an annual bonus of up to 100% of his base salary upon achievement of certain annual targeted goals and objectives established by the Board of Directors, with the possibility of a maximum bonus of up to 150% upon achievement of specified goals and objectives beyond the target level. Mr. Babich also is entitled to participate in all pension plans as well as medical, dental and other benefit plans and perquisites generally available to the Company’s senior management and is subject to customary non-competition and confidentiality provisions.

The agreement also provides for grants of restricted stock units (“Units”) to Mr. Babich, comprising:  (i) a grant to be made on January 1, 2015 of the lesser of (a) 70,000 Units or (b) that number of Units equal to $1,000,000 divided by the closing price of the Company’s common stock on December 31, 2014, which Units vest and become nonforfeitable on December 31, 2015, subject to Mr. Babich’s continued service as President and Chief Executive Officer through that date; (ii) a grant to be made on January 1, 2016 of the lesser of (a) 70,000 Units or (b) that number of Units equal to $1,000,000 divided by the closing price of the Company’s common stock on December 31, 2015, which Units vest and become nonforfeitable on December 31, 2016, subject to Mr. Babich’s continued service as President and Chief Executive Officer through that date; and (iii) a grant to be made on January 2, 2017 of the lesser of (a) 200,000 Units minus the number of Units actually granted under clauses (i) and (ii) above or (b) that number of Units equal to $1,000,000 divided by the closing price of the Company’s common stock on December 30, 2016, which Units vest and become nonforfeitable immediately upon grant.

Notwithstanding the foregoing, in the event that Mr. Babich is not employed by the Company on January 1, 2016 or January 2, 2017, on account of death, Disability, termination by the Company other than for Cause or by Mr. Babich for Good Reason: (i) if death or such other employment termination occurs prior to January 1, 2016, Mr. Babich (or his estate) will receive as of January 1, 2016 that number of fully vested shares of the Company’s common stock equal to the lesser of (a) 100,000 minus the number of Units previously granted or (b) $1,000,000 divided by the price of the Company’s common stock as of the close of the preceding trading day; or (ii) if death or such other employment termination occurs on or after January 1, 2016 but prior to January 2, 2017, Mr. Babich (or his estate) shall receive as of January 2, 2017 that number of fully vested shares of the Company’s common stock equal to the lesser of (a) 200,000 minus the number of Units previously granted or (b) $1,000,000 divided by the price of the Company’s common stock as of the close of the preceding trading day.   The Company may elect to distribute cash having a value equal to all or a portion of any shares deliverable pursuant to this provision.

If the Company’s Board of Directors elects not to offer to renew Mr. Babich’s employment agreement on comparable terms for at least two additional years beyond the agreement’s termination date of January 2, 2017, the agreement and Mr. Babich’s employment will terminate on that date, and the termination will be considered a Termination Without Cause under his agreement (as described below). For this purpose, comparability of any such offer shall be determined without regard to the feature described in this paragraph.  The expiration of the term under any other circumstances shall be considered a termination by Mr. Babich without Good Reason.

In the event of a Termination Without Cause or a Termination For Good Reason, all previously-granted Units become immediately vested, to the extent not already vested. Within 45 days of his termination, the Company is obligated to pay to Mr. Babich a cash payment (“Severance Payment) in an amount equal to (i) all accrued but unpaid base salary through the date of termination plus (ii) two years’ base salary plus (iii) two times the amount of the cash bonus awarded to Mr. Babich for the year preceding the year of termination.  In the event of a Termination Without Cause or a Termination For Good Reason within 12 months following a Change in Control, all previously-granted Units will vest (to the extent not already vested) and the Severance Payment shall be an amount equal to (i) all accrued but unpaid base salary through the date of termination plus (ii) two and one-half year’s base salary plus (iii) two times the amount of the cash bonus awarded to Mr. Babich for the year preceding the year of termination.

Capitalized terms used but not defined herein have the meanings ascribed to them in the agreement.

The foregoing description of the agreement does not purport to be complete and is qualified in its entirety by reference to the agreement, which is filed hereto as Exhibit 10.1 and is herein incorporated into this current report on Form 8-K by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement dated December 31, 2014 by and between Checkpoint Systems, Inc. and George Babich, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Checkpoint Systems, Inc.

Date: January 6, 2015	By:	/s/ Bryan T. R. Rowland
Name: Bryan T. R. Rowland
Title: Vice President, General Counsel
and Secretary

 Exhibit Index

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement dated December 31, 2014 by and between Checkpoint Systems, Inc. and George Babich, Jr.